EXHIBIT 99.1

PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
DATED APRIL 7, 2005

Media Contacts Kathleen Greene 408-952-7434 kgreene@covad.com	Investor Relations Susan Jin Davis 408-434-2130 investorrelations@covad.com

COVAD COMMUNICATIONS GROUP ANNOUNCES
FIRST QUARTER OPERATING STATISTICS

DSL Subscribers Increased by 14,200 lines; VoIP stations increased 16 percent to 23,700

San Jose, Calif. (April 7, 2005) — Covad Communications Group, Inc. (OTCBB: COVD), a leading national provider of integrated voice and data communications, today announced operating statistics for the first quarter of 2005.

Key operating statistics for the first quarter include:

•	14,200 digital subscriber (DSL) lines added bringing total DSL lines in service as of March 31, 2005 to 547,400, a three percent increase from 533,200 at the end of 2004.

•	123 business customers and 3,200 Voice over IP (VoIP) stations added bringing total business customers to 690 and VoIP stations to approximately 23,700 as of March 31, 2005. VoIP stations added represent a 16 percent increase over the end of 2004.

•	$135.6 million (unaudited) in cash, cash equivalents, short-term investments and restricted cash and cash equivalents as of March 31, 2005, representing a cash usage in the amount of $17.9 million from the end of 2004. Covad’s total cash balance as of March 31, 2005 includes $7.4 million of proceeds from the sale of a portion (2,000 shares) of its holdings in ACCA Networks Co. Ltd., a Japanese broadband provider. Covad plans to sell the remainder of its ACCA holdings.

“Our first quarter 2005 results include strong performance in broadband access lines,” said Charles Hoffman, president and CEO of Covad. “We are encouraged by the fact that Covad VoIP sales continue to build momentum and generate increased interest from small businesses. Cash used during the quarter includes our continued investment in our VoIP service offerings.”

Covad will conduct its first quarter 2005 financial results conference call at 8:30 am EDT/5:30 am PDT on April 27, 2005. Call-in information will be provided prior to the call.

About Covad

Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control, that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-K/A, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.